EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-120352) pertaining to the 2004 Long Term Incentive Plan of Haverty Furniture Companies, Inc.,

(2)	Registration Statement (Form S-8 No. 333-176100) pertaining to the 2004 Long Term Incentive Plan of Haverty Furniture Companies, Inc.,

(3)	Registration Statement (Form S-8 No. 333-197969) pertaining to the 2014 Long Term Incentive Plan of Haverty Furniture Companies, Inc.;
of our report dated March 4, 2016, with respect to the consolidated financial statements and schedule of Haverty Furniture Companies, Inc. included in this Annual Report (Form 10-K) of Haverty Furniture Companies, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Atlanta, GA
March 2, 2018